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                                                                    EXHIBIT 8.1


                          [KING & SPALDING LETTERHEAD]










                                  March  , 2000



ChoicePoint Inc.
1000 Alderman Drive
Alpharetta, Georgia  30005

DBT Online, Inc.
4530 Blue Lake Drive
Boca Raton, Florida  33431

         RE:      FEDERAL INCOME TAX CONSEQUENCES OF PROPOSED MERGER

Ladies and Gentlemen:

         We have acted as counsel to ChoicePoint Inc., a Georgia corporation ("Parent"), in connection with the proposed merger (the "Merger") of ChoicePoint Acquisition Corporation, a Pennsylvania corporation which is a wholly owned subsidiary of Parent ("Merger Sub"), with and into DBT Online, Inc., a Pennsylvania corporation ("Company"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 14, 2000, by and between Parent, Merger Sub, and Company. You have requested our opinion regarding certain of the federal income tax consequences of the Merger.

         We understand that our opinion will be referred to in the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"). We hereby consent to such use of our opinion.

         All capitalized terms used herein without definition have the respective meanings specified in the Merger Agreement, and all section references herein are to the Internal Revenue Code of 1986, as amended.




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ChoicePoint Inc.
March   , 2000
Page 2

                              INFORMATION RELIED ON

         In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including the Merger Agreement and the Registration Statement. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements of fact set forth in such documents are accurate. In addition, we have obtained such additional information and representations as we have deemed relevant and necessary through consultation with various representatives of Parent and Company, including written certificates from Parent and Company verifying certain relevant facts that have been represented to us.

         Based upon the foregoing, we have assumed, with your consent, that the following statements are true and correct on the date hereof and will be true at the Effective Time:

                  1. The Merger will be consummated in compliance with the material terms of the Merger Agreement, none of the material terms and conditions therein have been waived or modified, and neither Parent nor Company has any plan or intention to waive or modify any such material term or condition.

                  2. The fair market value of Parent Common Stock that will be received by each holder of Company Common Stock ("Company Shareholder") in the Merger will be approximately equal to the fair market value of Company Common Stock surrendered in exchange therefor.

                  3. In connection with the Merger, Company has not made, and does not intend to make, any distributions with respect to its outstanding stock other than regular, normal dividends that are consistent with its prior practice. Neither Company nor any person related (as defined below) to Company has acquired, or has any plan to acquire, any shares of Company stock from the Company Shareholders in connection with or in contemplation of the Merger. For this purpose, a person is deemed to be related to Company if it is so related within the meaning of Temporary Treasury Regulation ss. 1.368-1T(e)(2)(ii). In general, under such regulation, a person is deemed to be related to Company if it is a corporation as to which Company owns, actually or constructively (under the constructive ownership rules of Section 318, as modified by Section 304(c)(3)(B)), 50 percent or more of the total voting power or total value of shares of all classes of stock of such corporation. Further, a person will be deemed related to Company within the meaning of such regulation if such relationship exists either immediately before or immediately after such acquisition. In applying such regulation, a person that is a partner in a partnership will be deemed to own or to have acquired any stock that such partnership acquired in accordance with that partner's interest in the partnership.


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ChoicePoint Inc.
March   , 2000
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                  4.       Prior to the Effective Time, neither Parent nor any
person related (as defined below) to Parent has acquired, or will acquire, any shares of Company stock for consideration other than Parent Common Stock in connection with or in contemplation of the Merger. Neither Parent nor any person related to Parent has any plan or intention to acquire, in connection with the Merger, any shares of Parent Common Stock issued in the Merger or otherwise outstanding following the Merger. For purposes of the foregoing assumptions, a person is related to Parent if it is so related within the meaning of Treasury Regulation ss. 1.368-1(e)(3). In general, under such regulation, a person is deemed to be related to Parent if it is (i) a member of its affiliated group within the meaning of Section 1504 or (ii) a corporation as to which Parent owns, actually or constructively (under the constructive ownership rules of Section 318, as modified by Section 304(c)(3)(B)), 50 percent or more of the total voting power or total value of all shares of all classes of stock of such corporation. Further, a person will be deemed related to Parent within the meaning of such regulation if such relationship exists either immediately before or immediately after such acquisition or arises in connection with the Merger. In applying such regulation, a person that is a partner in a partnership will be deemed to have owned or have acquired any stock that such partnership acquired in connection with that partner's interest in the partnership.

                  5. Following the Merger, Company will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by it immediately prior to the Merger. In addition, Company will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger. For purposes of this assumption, amounts used by Company or Merger Sub to pay reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by Company or Merger Sub will be included as assets held by Company or Merger Sub, respectively, immediately prior to the Merger.

                  6. Prior to the Merger, Parent will directly own all of the outstanding shares of stock of Merger Sub.

                  7. Company has no plan or intention to issue additional shares of its stock that would result in Parent, following the Merger, owning less than 80 percent of the total combined voting power of all classes of Company stock entitled to vote or less than 80 percent of the total number of shares of all other classes of Company stock.

                  8. Parent has no plan or intention to cause Company to issue additional shares of Company stock that would result in Parent (or a wholly owned subsidiary of Parent) owning after the Merger less than 80 percent of the total combined voting power of all classes of Company stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Company stock.


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ChoicePoint Inc.
March   , 2000
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                  9.       Parent has no plan or intention following the Merger
to liquidate Company; to merge Company with or into another corporation; to sell or otherwise to dispose of any of the stock of Company; or to cause Company to sell or otherwise to dispose of any of its assets, except for dispositions made in the ordinary course of business.

                  10. Merger Sub will have no liabilities that will be assumed by Company in the Merger, and will not transfer to Company in the Merger any asset subject to any liability.

                  11. Following the Merger, Company will continue its historic business or use a significant portion of its historic business assets in a business.

                  12. Parent, Merger Sub, Company, and the Company Shareholders will pay their respective expenses, if any, incurred in connection with the Merger.

                  13. There is no intercorporate indebtedness existing between Parent and Company or between Merger Sub and Company that was, or will be, issued, acquired, or settled at a discount.

                  14. In the Merger, Parent will acquire shares of Company Common Stock representing at least 80 percent of the total combined voting power of all classes of Company stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Company stock, solely in exchange for voting stock of Parent. For purposes of this assumption, shares of Company Common Stock exchanged for cash or other property originating with Parent will be treated as outstanding stock of Company at the Effective Time.

                  15. At the time of the Merger, Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock of Company that, if exercised or converted, would affect Parent's acquisition or retention of Company Common Stock representing at least 80 percent of the total combined voting power of all classes of Company stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Company stock.

                  16. Neither Parent nor any subsidiary of Parent owns, directly or indirectly, nor has any such corporation owned during the past five years, any capital stock of Company.

                  17. Neither Parent, Merger Sub, nor Company is a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets (excluding cash, cash items, receivables, and U.S. government securities) are stock or securities and 80 percent or more of the value of whose total assets are assets held for investment. For purposes of the 50 percent and 80 percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded, and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets. A corporation shall be considered a subsidiary for purposes of this paragraph if the parent owns 50 percent or

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ChoicePoint Inc.
March   , 2000
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more of the combined voting power of all classes of stock entitled to vote, or
50 percent or more of the total value of shares of all classes of stock outstanding.

                  18. At the Effective Time, the fair market value of the assets of Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

                  19. Company is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

                  20. None of the compensation received by any shareholder-employee of Company will be separate consideration for, or allocable to, any of his or her shares of Company Common Stock; none of the shares of Parent Common Stock that will be received in the Merger by any shareholder-employee of Company in exchange for Company Common Stock will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee of Company following the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

                  21. The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to Company Shareholders instead of issuing fractional shares of Parent Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to Company Shareholders in exchange for their shares of Company Common Stock. The fractional share interests of each Company Shareholder will be aggregated, and no Company Shareholder will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock.

                                    OPINIONS

         Based upon the foregoing, it is our opinion that:

                  (1) The Merger will constitute a "reorganization" within the meaning of Section 368(a)(1);

                  (2) No gain or loss will be recognized by Parent, Merger Sub or Company as a result of the Merger;

                  (3) No gain or loss will be recognized by the Company Shareholders upon the exchange in the Merger of their Company Common Stock for Parent Common Stock (including any fractional share of Parent Common Stock deemed to have been received);


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ChoicePoint Inc.
March   , 2000
Page 6

                  (4) The tax basis of the Parent Common Stock received in the Merger by a Company Shareholder (including any fractional share of Parent Common Stock deemed to have been received) will be the same as the tax basis of the Company Common Stock exchanged for such Parent Common Stock;

                  (5) The holding period of the Parent Common Stock received in the Merger by a Company Shareholder (including any fractional share of Parent Common Stock deemed to have been received) will include the holding period of such Shareholder in the Company Common Stock exchanged for such Parent Common Stock, provided that the Company Common Stock is held as a capital asset at the Effective Time; and

                  (6) A Company Shareholder who receives cash in the Merger in lieu of a fractional share interest in Parent Common Stock will be treated as having received such fractional share in the Merger and then as having exchanged such fractional share for cash in a redemption subject to Section 302.

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements of fact set out herein that we have assumed, with your consent, to be true and correct. Our opinions cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate or if any of the assumed facts set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.


                                              Very truly yours,